EXHIBIT 99.1

Steelcase Inc. to Webcast Presentation at Raymond James Investor Conference and Fourth Quarter Conference Call

GRAND RAPIDS, Mich., Feb. 28, 2017 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) announces that James Keane, President and Chief Executive Officer, David Sylvester, Senior Vice President, Chief Financial Officer and Raj Mehan, Director, Investor Relations and Financial Planning and Analysis and Assistant Treasurer, will be presenting at the Raymond James Institutional Investors Conference on Tuesday, March 7, 2017.  The presentation is scheduled for 10:25am ET and will be webcast.  A link to the webcast, along with the supporting presentation materials, will be available at http://ir.steelcase.com.  A replay will be available shortly after the webcast concludes.

Steelcase will webcast a discussion of its fourth quarter and fiscal year 2017 financial results on Wednesday, March 22, 2017 at 8:30 a.m. ET.  A link to the webcast will be available at http://ir.steelcase.com and a replay of the webcast will be available shortly after the call concludes. The news release detailing the financial results will be issued the previous day, March 21, 2017, after the market closes.

About Steelcase Inc.
For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2016 revenue of $3.1 billion.

Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915-8505